Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969

Pricing Supplement dated October 20, 2025 to the
Product Supplement MLN-ES-ETF-1 dated February 26, 2025 and
Prospectus dated February 26, 2025
The Toronto-Dominion Bank
$500,000
Callable Contingent Interest Notes Linked to the Least Performing of the common stock of Arista Networks, Inc., the common stock of MercadoLibre, Inc. and the common stock of Oracle Corporation Due October 24, 2030

The Toronto-Dominion Bank (“TD” or “we”) has offered the Callable Contingent Interest Notes (the “Notes”) linked to the least performing of the common stock of Arista Networks, Inc., the common stock of MercadoLibre, Inc. and the common stock of Oracle Corporation (each, a “Reference Asset” and together, the “Reference Assets”).
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of approximately 11.50% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 75.00% of its Initial Value. If, however, the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date, no Contingent Interest Payment will accrue or be payable on the related Contingent Interest Payment Date.
TD may, in its discretion, elect to call the Notes (an “Issuer Call”) in whole, but not in part, on any Call Payment Date (monthly, commencing on the sixth Contingent Interest Payment Date and other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, the Call Payment Date will be the corresponding Contingent Interest Payment Date and, on such date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes following an Issuer Call.
If TD does not elect to call the Notes prior to maturity, the amount we pay at maturity, in addition to any Contingent Interest Payment otherwise due (if any), will equal the Principal Amount of $1,000. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the payment of any Contingent Interest Payments. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $973.40 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-8 and “Additional Information Regarding the Estimated Value of the Notes” on page P-24 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$7.50	$992.50
Total	$500,000.00	$3,750.00	$496,250.00
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $992.50 (99.25%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $7.50 (0.75%) per Note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $7.50 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. Any return on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Callable Contingent Interest Notes Linked to the Least Performing of the
common stock of Arista Networks, Inc., the common stock of MercadoLibre,
Inc. and the common stock of Oracle Corporation
Due October 24, 2030

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Callable Contingent Interest Notes
Term:	Approximately 5 years, subject to an Issuer Call
Reference Assets:
The common stock of Arista Networks, Inc. (Bloomberg ticker: ANET UN, “ANET”), the common stock of MercadoLibre, Inc. (Bloomberg ticker: MELI UW, “MELI”) and the common stock of Oracle Corporation (Bloomberg ticker: ORCL UN, “ORCL”)

CUSIP / ISIN:	89115HY84 / US89115HY849
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	October 20, 2025
Issue Date:
October 23, 2025, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	October 24, 2030, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

TD SECURITIES (USA) LLC	P-2

Issuer Call Feature:
Monthly, commencing on the sixth Contingent Interest Payment Date, TD may, in its discretion, elect to call the Notes in whole, but not in part, on any Call Payment Date (other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes following an Issuer Call.

Call Payment Date:
If TD elects to call the Notes prior to maturity (monthly, from and including the sixth Contingent Interest Payment Date to and excluding the Maturity Date), the Call Payment Date will be the corresponding Contingent Interest Payment Date.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount × Contingent Interest Rate × 1/12
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Contingent Interest Rate:	Approximately 11.50% per annum
Contingent Interest Barrier Value:
With respect to ANET: $109.86 (75.00% of its Initial Value).
With respect to MELI: $1,576.5825 (75.00% of its Initial Value).
With respect to ORCL: $207.885 (75.00% of its Initial Value).
The Contingent Interest Barrier Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Contingent Interest Observation Dates:
Monthly, on the 20th calendar day of each month, commencing on November 20, 2025 and ending on October 21, 2030 (the “Final Valuation Date”), subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Payment at Maturity:
If TD does not elect to call the Notes prior to maturity, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due (if any), we will pay a cash payment per Note equal to the Principal Amount of $1,000. Any payments on the Notes are subject to our credit risk.

Initial Value:
With respect to ANET: $146.48
With respect to MELI: $2,102.11
With respect to ORCL: $277.18
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

TD SECURITIES (USA) LLC	P-3

Closing Value:
For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as “variable rate debt instruments” or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Applicable, as described in the product supplement.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Product Supplement MLN-ES-ETF-1 dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date if the Closing Value of Any Reference Asset on Such Contingent Interest Observation Date Is Less Than Its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and, therefore, you will not receive a positive return on your Notes.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, if Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset or in a security directly linked to the positive performance of such Reference Asset.
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
TD May Elect to Call the Notes Prior to the Maturity Date and the Notes Are Subject to Reinvestment Risk.
TD may elect to call the Notes in its discretion on any Call Payment Date (monthly, commencing on the sixth Contingent Interest Payment Date and other than the Maturity Date) upon prior written notice as specified under “Summary — Issuer Call Feature” herein. Following an Issuer Call, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. If TD does elect to call the Notes prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
It is more likely that TD will elect to call the Notes prior to maturity when the expected amounts payable on the Notes, including Contingent Interest Payment(s), are greater than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity. The greater likelihood of TD calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Interest Rate. TD is less likely to call the Notes prior to maturity when the expected amounts payable on the Notes are less than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity, which includes periods when the values of any of the Reference Assets are less than their respective Contingent Interest Barrier Values. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Interest Payment is relatively higher.
An Investment in Notes With Contingent Interest Payments and an Issuer Call Feature May Be More Sensitive to Interest Rate Risk Than an Investment in Notes Without Such Features.
Because of the contingent interest and Issuer Call features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased notes without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise and the Contingent Interest Rate is, therefore, less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the Contingent Interest Rate and TD elects to call the Notes, there is a lower likelihood that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.

TD SECURITIES (USA) LLC	P-6

The Amounts Payable on the Notes Are Not Linked to the Value of the Reference Assets at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date).
Any payments on the Notes will be based on the Closing Value of the Reference Assets only on the Contingent Interest Observation Dates (including the Final Valuation Date). Even if the value of a Reference Asset appreciates prior to a Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment with respect to such Contingent Interest Observation Date. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date), any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Reference Assets on the applicable Contingent Interest Observation Date (including the Final Valuation Date).
The Contingent Interest Rate Will Reflect, in Part, the Volatility of Each Reference Asset.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments.
You Will Have No Rights to Receive Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the issuer of any Reference Asset (its “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
There Are Single Stock Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and its Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Reference Asset Issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes Are Linked to Multiple Reference Assets, You Are Exposed to a Greater Risk of No Contingent Interest Payments and Not Receiving a Positive Return on Your Initial Investment Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and not receive a positive return on your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) than if the Notes were linked to a single Reference Asset or fewer Reference Assets.

TD SECURITIES (USA) LLC	P-7

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate and Contingent Interest Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments is even greater despite a lower Contingent Interest Barrier Value. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will not receive a positive return on your initial investment.
We Do Not Control Any Reference Asset Issuer and Are Not Responsible for Any of Their Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into each Reference Asset Issuer.
The Notes Are Subject to Risks Associated With Non-U.S. Companies.
An investment in securities linked directly or indirectly to a non-U.S. company, such as the Notes, involves risks associated with the home country of such non-U.S. company. The values of one or more Reference Assets may be affected by political, economic, financial and social factors in the home country of its Reference Asset Issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
The Notes Are Subject to Risks Associated With Non-U.S. Markets.
An investment in securities linked directly or indirectly to the value of non-U.S. equity securities, such as the Notes, involves particular risks. For example, the non-U.S. markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the U.S. are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD SECURITIES (USA) LLC	P-8

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
Furthermore, TD’s right to call the Notes prior to maturity may adversely impact your ability to sell your Notes in the secondary market. If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the then-current value of the Reference Assets, and as a result, you may suffer substantial losses.
If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains greater than or equal to its Contingent Interest Barrier Value or increases to greater than its Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.

TD SECURITIES (USA) LLC	P-9

Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. Moreover, we may elect to call the Notes pursuant to the Issuer Call Feature. If we do elect to call the Notes prior to maturity, such decision may be based on factors that make an Issuer Call at that time less favorable to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Including a Change in Law Event, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Contingent Interest Barrier Value of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Similarly, the Calculation Agent may select a Substitute Equity Security if a Change in Law Event (as defined in the product supplement) occurs with respect to a Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, Reference Asset Issuer or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Contingent Interest Observation Dates (Including the Final Valuation Date) and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date) and related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes. Further, TD is less likely to call the Notes when the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value and, therefore, any hedging activities that adversely affect the value of a Reference Asset may also diminish the probability of TD calling the Notes.

TD SECURITIES (USA) LLC	P-10

Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Assets, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
TD Intends to Treat the Notes as Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes.
Because TD intends to treat the Notes as CPDIs for U.S. federal income tax purposes, if you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, subject to any positive or negative adjustments based on the actual payments on the Notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the Maturity Date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the Notes will be taxed as ordinary interest income. If you purchased the Notes in the secondary market, the tax consequences to you may be different.
Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-11

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values and Final Values of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of any Reference Asset, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, Initial Values of $100.00, $2,000.00 and $300.00, Contingent Interest Barrier Values of $75.00, $1,500.00 and $225.00 (each 75.00% of its Initial Value), a Contingent Interest Payment of $9.583 per Note (reflecting the Contingent Interest Rate of approximately 11.50% per annum), Call Payment Dates monthly, commencing on the sixth Contingent Interest Payment Date and other than the Maturity Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — TD Elects to Call the Notes on the First Potential Call Payment Date.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date
Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value)
Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)
$47.915 (Aggregate Contingent Interest Payments – Not Callable)
Sixth Contingent Interest Observation Date
Reference Asset A: $71.25 (less than its Contingent Interest Barrier Value)
Reference Asset B: $1,800.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: $255.00 (greater than or equal to its Contingent Interest Barrier Value)
$1,000.00 (Total Payment upon Issuer Call)
	Total Payment:	$1,047.915 (4.7915% total return)
Because TD elects to call the Notes on the first potential Call Payment Date (which is also the sixth Contingent Interest Payment Date) and the Closing Value of at least one Reference Asset is less than its Contingent Interest Barrier Value on the corresponding Contingent Interest Observation Date, on the Call Payment Date, we will pay you a cash payment equal to $1,000.00 per Note, reflecting the Principal Amount. When added to the Contingent Interest Payments of $47.915 paid in respect of the prior Contingent Interest Payment Dates, TD will have paid you a total of $1,047.915 per Note, for a total return of 4.7915% on the Notes. No further amounts will be owed under the Notes.

TD SECURITIES (USA) LLC	P-12

Example 2 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity and the Final Value of Each Reference Asset Is Greater Than or Equal to Its Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Sixth through Fifty-Ninth Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: $120.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset B: $2,100.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: $345.00 (greater than or equal to its Contingent Interest Barrier Value)
		$1,000.00 (Principal Amount) + $9.583 (Contingent Interest Payment) $1,009.583 (Total Payment on Maturity Date)
	Total Payment:	$1,009.583 (0.9583% total return)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,009.583 per Note, reflecting your Principal Amount plus the applicable Contingent Interest Payment, for a total return of 0.9583% on the Notes.

TD SECURITIES (USA) LLC	P-13

Example 3 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity and the Final Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Sixth through Fifty-Ninth Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: $40.00 (less than its Contingent Interest Barrier Value)
Reference Asset B: $2,500.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: $330.00 (greater than or equal to its Contingent Interest Barrier Value)
		$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% total return)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value, on the Maturity Date we will not pay the Contingent Interest Payment and we will only pay you a cash payment that is equal to the Principal Amount of $1,000.00, a return of 0.00% on the Notes.
Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	P-14

Information Regarding the Reference Assets
Each Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”). The Closing Values may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.

TD SECURITIES (USA) LLC	P-15

Arista Networks, Inc.
According to publicly available information, Arista Networks, Inc. (“Arista Networks”) provides cloud networking services to large-scale internet companies, cloud service providers and next-generation data centers and campuses for enterprise support. Information filed by Arista Networks with the SEC can be located by reference to its SEC file number: 001-36468, or its CIK Code: 0001596532. Arista Networks’ common stock is listed on the New York Stock Exchange under the ticker symbol “ANET”.
Historical Information
The graph below illustrates the performance of ANET from October 20, 2015 through October 20, 2025. The dotted line represents its Contingent Interest Barrier Value of $109.86, which is equal to 75.00% of its Initial Value.
Arista Networks, Inc. (ANET)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

MercadoLibre, Inc.
According to publicly available information, MercadoLibre, Inc. (“MercadoLibre”) is an online commerce ecosystem offering various services for commercial transactions. Information filed by MercadoLibre with the SEC can be located by reference to its SEC file number: 001-33647, or its CIK Code: 0001099590. MercadoLibre’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MELI”.
Historical Information
The graph below illustrates the performance of MELI from October 20, 2015 through October 20, 2025. The dotted line represents its Contingent Interest Barrier Value of $1,576.5825, which is equal to 75.00% of its Initial Value.
MercadoLibre, Inc. (MELI)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-17

Oracle Corporation
According to publicly available information, Oracle Corporation (“Oracle”) provides products and services for corporation information technology (IT) environments in the form of applications, platform and infrastructure, offering on premise, cloud-based and hybrid IT solutions. Information filed by Oracle with the SEC can be located by reference to its SEC file number: 001-35992, or its CIK Code: 0001341439. Oracle’s common stock is listed on the New York Stock Exchange under the ticker symbol “ORCL”.
Historical Information
The graph below illustrates the performance of ORCL from October 20, 2015 through October 20, 2025. The dotted line represents its Contingent Interest Barrier Value of $207.885, which is equal to 75.00% of its Initial Value.
Oracle Corporation (ORCL)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-18

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method.” If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) on your Notes in each taxable year at the “comparable yield” as determined by us (adjusted for the length of the accrual period), as applied to the adjusted issue price (as defined below) of the Notes at the beginning of each accrual period, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the taxable year. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the Note, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash and the possibility that your taxable income in any taxable year may differ significantly from the contingent interest payments, if any, you receive in that taxable year.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury. Although it is not clear how the comparable yield should be determined for instruments that may be automatically redeemed before maturity, our determination of the comparable yield is based on the maturity date.
The adjusted issue price of a CPDI at the beginning of each accrual period is generally equal to the issue price of the CPDI plus the amount of OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent payment and the projected amounts of any contingent payments previously made on the CPDI (without regard to actual amounts paid). The projected payment schedule remains fixed throughout the term of the CPDI.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments, and the projected amount for contingent payments to be made under the CPDI, adjusted to produce the comparable yield.
A U.S. holder of the Notes is required to use our projected payment schedule to determine its OID accruals and adjustments unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.
If the actual amount of the contingent payments that a U.S. holder receives during a taxable year are different from the amount reflected in the projected payment schedule, then the U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method with respect to such taxable year. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments are netted for each taxable year with respect to each Note. Any net positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued on the Note in prior years. The balance, if any, is treated as a negative adjustment on the Note in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the Note.

TD SECURITIES (USA) LLC	P-19

We have determined that the comparable yield for the Notes is equal to 4.31% per annum, compounded monthly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount Note consists of the following payments:
November 25, 2025	$8.10	February 25, 2027	$3.66	May 25, 2028	$2.99	August 23, 2029	$2.70
December 26, 2025	$7.04	March 25, 2027	$3.57	June 23, 2028	$2.99	September 25, 2029	$2.70
January 23, 2026	$6.46	April 23, 2027	$3.57	July 25, 2028	$2.99	October 25, 2029	$2.70
February 25, 2026	$5.98	May 25, 2027	$3.47	August 24, 2028	$2.99	November 26, 2029	$2.60
March 25, 2026	$5.50	June 24, 2027	$3.47	September 25, 2028	$2.89	December 26, 2029	$2.60
April 23, 2026	$5.21	July 23, 2027	$3.37	October 25, 2028	$2.89	January 25, 2030	$2.60
May 26, 2026	$4.92	August 25, 2027	$3.37	November 24, 2028	$2.89	February 25, 2030	$2.60
June 25, 2026	$4.63	September 23, 2027	$3.28	December 26, 2028	$2.89	March 25, 2030	$2.60
July 23, 2026	$4.44	October 25, 2027	$3.28	January 25, 2029	$2.80	April 25, 2030	$2.60
August 25, 2026	$4.34	November 26, 2027	$3.28	February 23, 2029	$2.80	May 23, 2030	$2.60
September 24, 2026	$4.15	December 23, 2027	$3.18	March 23, 2029	$2.80	June 25, 2030	$2.51
October 23, 2026	$4.05	January 25, 2028	$3.18	April 25, 2029	$2.80	July 25, 2030	$2.51
November 25, 2026	$3.95	February 25, 2028	$3.09	May 24, 2029	$2.80	August 23, 2030	$2.51
December 24, 2026	$3.86	March 23, 2028	$3.09	June 25, 2029	$2.70	September 25, 2030	$2.51
January 25, 2027	$3.76	April 25, 2028	$3.09	July 25, 2029	$2.70	October 24, 2030	$1,002.51

Based on this comparable yield, if you are an initial holder that holds a CPDI until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the CPDI not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such CPDI:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through April 23, 2026	$21.55	$21.55
April 23, 2026 through October 23, 2026	$22.01	$43.56
October 23, 2026 through April 23, 2027	$22.49	$66.05
April 23, 2027 through October 23, 2027	$22.97	$89.03
October 23, 2027 through April 23, 2028	$23.47	$112.50
April 23, 2028 through October 23, 2028	$23.97	$136.47
October 23, 2028 through April 23, 2029	$24.49	$160.96
April 23, 2029 through October 23, 2029	$25.02	$185.98
October 23, 2029 through April 23, 2030	$25.56	$211.54
April 23, 2030 through October 23, 2030	$26.11	$237.65
October 23, 2030 through Maturity Date	$0.15	$237.79

In general, a U.S. holder’s basis in a CPDI is increased by any OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent payment and the projected amounts of any contingent payments previously made on the CPDI (without regard to actual amounts paid). Gain on the taxable disposition (including cash settlement) of a Note generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed

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to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDIs, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the public offering price of the Note should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Alternative Treatments. There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that your Notes could alternatively be treated for tax purposes as “variable rate debt instruments” or that a different treatment other than that described above is more appropriate. U.S. holders should consult their tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of your Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms of the Notes are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Assets or the Notes. If you enter, or have entered, into other transactions in

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respect of the Reference Assets or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisors regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes were generally offered to the public at the public offering price, provided that certain fee based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may have agreed to forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. We or one of our affiliates may also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

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